Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS
ORBCOMM INC.:
We consent to the incorporation by reference in Registration Statements Nos. 333-139583 and 333-139582 on Form S-8 of ORBCOMM Inc. and subsidiaries (the Company) of our reports dated March 16, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and changes in equity and comprehensive loss for each of the years in the two-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of ORBCOMM Inc. and subsidiaries.
Our report on the consolidated financial statements refers to a change in the method of accounting for noncontrolling interests due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of January 1, 2009.
KPMG LLP
New York, New York
March 16, 2011